Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS ANNOUNCES SALE OF $9.3 MILLION OF
ADDITIONAL CONVERTIBLE SUBORDINATED NOTES

BALTIMORE, MD, July 30, 2003, Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that the initial purchasers of its recent convertible offering have elected to purchase $9.3 million in additional Convertible Subordinated Notes pursuant to an overallotment option. The exercise of the option will bring the gross proceeds from the offering to $69.3 million. The notes are convertible into Guilford common stock at a price equal to $6.24 per share, which if not converted, will mature on July 1, 2008. The notes bear an interest rate of 5% per year, payable semi-annually.

The Company expects to use the proceeds from the sale of these additional convertible subordinated notes for general corporate purposes, including working capital and the potential acquisition of products or technologies.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Presently, Guilford markets one commercial product, GLIADEL® Wafer, for the treatment of brain cancer, and has a product pipeline which includes a novel anesthetic, AQUAVAN™ Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

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Contact:	Guilford Pharmaceuticals Inc.
Stacey Jurchison 410.631.5022
jurchisons@guilfordpharm.com

Internet addresses: www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements.